EXHIBIT 1

DIRECTORS AND EXECUTIVE OFFICERS OF BROOKLINE BANCORP, INC.

The address of each of the following directors and/or executive officers of Brookline Bancorp, Inc., a Delaware corporation (“Brookline”), is c/o Brookline Bancorp, Inc., 160 Washington Street, Brookline, Massachusetts 02447.

•                  Paul A. Perrault.  Mr. Perrault is the President and Chief Executive Officer of Brookline.

•                  Paul R. Bechet.  Mr. Bechet is the Senior Vice President, Chief Financial Officer and Treasurer of Brookline.

•                  Michael J. Fanger.  Mr. Fanger is President and Chief Executive Officer of Eastern Funding LLC, a wholly-owned subsidiary of Brookline.

•                  M. Robert Rose.  Mr. Rose is Chief Credit Officer of Brookline.

•                  Jane M. Wolchonok.  Ms. Wolchonok is Senior Vice President of Brookline.

•                  Peter O. Wilde.  Mr. Wilde is a director of Brookline and was President of Tuftane Extrusion Technologies, Inc., a manufacturing company.

•                  John J. Doyle, Jr.  Mr. Doyle is a director of Brookline and is President and Chief Executive Officer of Randolph Savings Bank, a mutual savings bank.

•                  Thomas J. Hollister.  Mr. Hollister is a director of Brookline and is Chief Operating Officer of Global Partners, LP.

•                  Charles H. Peck.  Mr. Peck is a director of Brookline and was formerly President of Brookline Bank, a subsidiary of Brookline.

•                  Joseph J. Slotnik.  Mr. Slotnik is the Chairman of the Board of Directors of Brookline and was managing partner of the Boston office of a brokerage and investment firm.

•                  David C. Chapin.  Mr. Chapin is a director of Brookline and is Principal of Chapin Properties Team Ltd., a real estate investment, property appraisal and management company.

•                  John A. Hackett.  Mr. Hackett is a director of Brookline and was the head of J. J. Ruddy Insurance Agency, Inc.

•                  John L. Hall, II.  Mr. Hall is a director of Brookline and is President of Hall Properties, Inc., a real estate investment, management and development company.

•                  Rosamond B. Vaule.  Ms. Vaule is a director of Brookline and is active in volunteer work for various educational and charitable organizations.